Exhibit 10.75
AUTOBYTEL INC.

AMENDMENT NO. 1
 TO
SEVERANCE AGREEMENT

This Amendment No. 1 to Severance Agreement ("Amendment") is entered into effective as of September 19, 2012 ("Effective Date") between Autobytel Inc., a Delaware corporation ("Autobytel" or "Company") and John Steerman ("Employee").
Background
Autobytel and Employee have previously entered into a Severance Agreement dated as of October 1, 2009 ("Severance Agreement").  As a result of the resignation of the Company's Executive Vice President, Product, Marketing and Analytics, Employee has undertaken additional management duties and responsibilities.  In light of Employee's additional duties and responsibilities, the parties wish to amend the Severance Agreement as set forth below to increase Employee's severance period to twelve months.

In order to implement the foregoing and for good and valuable consideration, the receipt and sufficiency, of which is hereby acknowledged, the parties agree as follows:

1.            Increased Severance Period.  Section 2(a) of the Severance Agreement is hereby amended in its entirety to read as follows:

(a)            In the event of (i) Termination Without Cause by the Company, or (ii) the termination of Employee's employment with the Company by Employee for Good Reason within 30 days of the earlier of (i) the expiration of the Company's 30-day right to cure as set forth in the definition of Good Reason, or (ii) the Company's notice to Employee that it will not cure the event giving rise to such termination for Good Reason, Employee shall receive upon such termination (A) a lump sum amount equal to twelve months ("Severance Period") of the Employee's annual base salary (determined as the Employee's highest annual base salary paid to Employee while employed by the Company; with the annual base salary not including bonus payments); (B) subject to Section 2(b) below, continuation of all Benefits for Employee and, if applicable, Employee's eligible dependents during the Severance Period at the time they would have been provided or paid had the Employee remained an employee of Company during the Severance Period and at the levels provided prior to the event giving rise to a termination; (C) any amounts due and owing to Employee as of the termination date with respect to any base salary, bonus or commissions; and (D) any other payments required by applicable law (including payments with respect to accrued and unused vacation, personal, sick and other days), subject, in each case, to withholding for applicable taxes.
2.            No Other Changes. Except as set forth above, all other terms and conditions of the Severance Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Company and Employee have executed and entered into this Amendment effective as of the date first shown above.
AUTOBYTEL INC.

By:            /s/ Glenn E. Fuller
Glenn E. Fuller
Executive Vice President, Chief Legal and Administrative Office and Secretary

EMPLOYEE

                          /s/ John Steerman
John Steerman

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